EXHIBIT 10.1

RESIGNATION AGREEMENT AND RELEASE

This Resignation Agreement and Release ("Agreement") is made between the following parties:

American Eagle Outfitters, Inc., hereinafter referred to, together with its predecessors, successors, assigns, affiliated companies, officers, directors, employees, agents, and shareholders, individually and in their representative capacities as "the Company"; and Michael J. Leedy, hereinafter referred to, together with his heirs, administrators, executors, successors, assigns, and other personal representatives as "Mr. Leedy."

Mr. Leedy and the Company are making this agreement because:

1. Mr. Leedy has been employed by the Company, pursuant to an Employment Agreement, dated July 30, 2003; and

2. The Company and Mr. Leedy have come to a mutual agreement to end Mr. Leedy's employment under the terms described herein; and

3. The Company and Mr. Leedy desire to resolve any potential differences or any and all claims related to Mr. Leedy's employment or the end of his employment with the Company.

Therefore, in consideration of the mutual promises and agreements set forth herein, the Company and Mr. Leedy hereby agree as follows:

1. Mr. Leedy's employment with the Company will end on Saturday, March 4, 2006 (the "Effective Date").

2. The Company agrees to pay Mr. Leedy his salary earned through the Effective Date.

3. The Company further agrees to pay Mr. Leedy severance pay in an amount equal Four Hundred Seventy Five Thousand Dollars ($475,000), minus all legally required payroll and withholding taxes, in accordance with normal Company pay practices over a severance period of up to 12 months (the "Severance Period"). If Mr. Leedy accepts or performs comparable employment at any time during the Severance Period, the Company's obligation to pay severance shall immediately cease and the Severance Period shall end at that time. Mr. Leedy will notify the Company of such comparable employment in writing as far in advance as is reasonable and will repay to the Company any severance pay received from the Company after accepting or performing comparable employment.

4. The Company will allow Mr. Leedy to receive the 20,600 shares of restricted stock represented by grant no. RS050018 if the Company achieves its 2005 fiscal year earnings per share goals, and which he would not otherwise receive under the 1999 Stock Incentive Plan if he were not employed on the date the earnings targets were certified, with such shares delivered at the same time as restricted shares are delivered to other employees, and subject to legally required payroll and withholding taxes.

5. Mr. Leedy's stock option no. NQ03661 for 26,666 shares at an exercise price of $7.025 per share shall vest and become exercisable on March 4, 2006, and will expire in thirty days and will no longer be exercisable on and after April 4, 2006.

6. The Company will pay Mr. Leedy annual bonus compensation, to the extent that the Compensation Committee certifies the achievement of the Company's 2005 fiscal year earnings per share goals, in an amount up to $665,000 (the maximum 140% amount) as a cash bonus at the same time payments are made to other employees under the Management Incentive Plan, and subject to legally-required payroll and withholding taxes. No amount will be paid to Mr. Leedy under the Long Term Incentive Bonus Plan under the Company's 2005 Stock Award and Incentive Plan or any other compensation plan.

7. If Mr. Leedy elects continuation of group medical coverage under federal law (COBRA), the Company will reimburse him for the monthly COBRA premiums for the Severance Period, or until he is no longer eligible for COBRA coverage, whichever comes first.

8. In consideration of the severance payment, other cash payments, bonus payments, and other benefits provided herein, Mr. Leedy agrees to release and forever discharge the Company of and from any and every legal claim, right to recovery, or cause of action, of any kind or any nature, including, but not limited to attorney's fees and including any rights or claims, whether known or unknown, arising directly or indirectly out of his Employment Agreement or his employment with, or the end of his employment with the Company.

9. In accordance with the Company's policy, it agrees to provide a neutral reference in response to any inquiries from potential employers of Mr. Leedy.

10. Mr. Leedy agrees to keep the fact of, and details concerning, this Agreement strictly confidential and that he will not, in any manner, disclose the fact of, the terms of, or the circumstances surrounding this Agreement to any persons other than his legal counsel or members of his immediate family or as required by law. The Company and Mr. Leedy each agrees not to make any disparaging or negative statements about the other, including in the case of Mr. Leedy statements about any of the Company, its management, its employees or its business.

11. The Company agrees to continue to indemnify Mr. Leedy with respect to actions of events on or prior to the Effective Date in accordance with Sub-paragraph 1.3 of his Employment Agreement and Mr. Leedy agrees to abide by the obligations of confidentiality, non-solicitation, and cooperation as set forth in Paragraph 4 of his Employment Agreement, all of which provisions shall survive the termination of the Employment Agreement and shall continue in full force and effect. However, Mr. Leedy is released by the Company from the non-compete obligations in Sub-paragraph 4.3 of his Agreement and under the terms of the Company's 1999 Stock Incentive Plan, as amended.

12. On or prior to the Effective Date, Mr. Leedy agrees to return to the Company any property of the Company in his possession or control, including, but not limited to, any Company computer, pda, credit card, documents and keys. Mr. Leedy will keep his cell phone.

13. This Agreement contains the entire agreement between the parties and no additional promises have been made or relied upon.

14. Mr. Leedy agrees that he received the first draft of this Agreement on February 10, 2006.

WE HAVE READ THIS AGREEMENT CONSISTING OF 3 PAGES, INCLUDING THE SIGNATURE PAGE, AND FULLY UNDERSTAND IT. MR. LEEDY ACKNOWLEDGES THAT HE WAS GIVEN UP TO 14 DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT, THAT HE WAS ADVISED TO CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT. THE PARTIES HEREBY ACKNOWLEDGE THAT THIS AGREEMENT IS A BINDING CONTRACT AS TO ITS TERMS. WE NOW VOLUNTARILY SIGN THIS AGREEMENT ON THE DATE INDICATED, SIGNIFYING OUR AGREEMENT AND WILLINGNESS TO BE BOUND BY ITS TERMS.

Witness:	AMERICAN EAGLE OUTFITTERS, INC.

/s/ Adam Diamond 2/20/06	By: /s/ Thomas A. DiDonato
Adam Diamond	Thomas A. DiDonato

Title: EVP Human Resources

Date: Feb. 20, 2006

/s/ Michael J. Leedy
Michael J. Leedy

Date: 2/20/06